FORM 3


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                                                         OMB APPROVAL
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                                                     OMB Number: 3235-0104
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                                                  Expires: December 31, 2001
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                                                  Estimated average burden
                                                  hours per response ... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

(Print or Type Responses)
- ------------------------------------------------------------------------------
1.     Name and Address of Reporting Person*

Posen                 Richard                 L.
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  (Last)              (First)              (Middle)

4750 Hempstead Station
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                                    (Street)

Dayton,                         Ohio                  45429
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 (City)                       (State)                 (Zip)

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2.     Date of Event Requiring Statement
               (Month/Day/Year)

       02/08/00

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3.     I.R.S. Identification Number of Reporting Person, if an entity
               (voluntary)

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4.     Issuer Name and Ticker or Trading Symbol

       Miami Computer Supply Corporation (MCSI)

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5.     Relationship of Reporting Person(s) to Issuer
               (Check all applicable)

         X   Director                              10% Owner
       -----                                 -----

             Officer (give                         Other (specify
       -----   title below)                  -----        below)


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6.     If Amendment, Date of Original
       (Month/Day/Year) _____________

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7.     Individual or Joint/Group Filing (Check Applicable Line)

  X     Form filed by One Reporting Person
- -----
        Form filed by more than One Reporting Person
- -----

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1.     Title of Security
       (Instr. 4)

       No securities owned
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2.    Amount of Securities Beneficially Owned
      (Instr. 4)


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3.    Ownership Form: Direct (D) or Indirect (I)
      (Instr. 5)


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4.    Nature of Indirect Beneficial Ownership
      (Instr. 5)

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Reminder: Report on a separate line                                       (Over)
for each class of securities beneficially                        SEC 1473 (3-99)
owned directly or indirectly.

* If the form is filed by more than one
reporting person, SEE Instruction 5(b)(v).


FORM 3 (CONTINUED)


TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.     Title of Derivative Security
       (Instr. 4)

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2.     Date Exercisable and Expiration Date
       (Month/Day/Year)
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 Date Exercisable                                      Expiration Date


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3.     Title and Amount of Securities Underlying Derivative Security
       (Instr. 4)
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       Title                                 Amount or Number of Shares


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4.     Conversion or Exercise Price of Derivative Security


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5.     Ownership Form of Derivative Security: Direct (D) or Indirect (I)
       (Instr. 5)


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6.     Nature of Indirect Beneficial Ownership
       (Instr. 5)


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Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


  /s/ Richard L. Posen                                 March 10, 2000
- ------------------------------                       ----------------
**Signature of Reporting Person                             Date
Richard L. Posen, Director


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                                                                SEC 1473 (3-99)